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Exhibit 99.5

BOOKHAM ANNOUNCES $25.5 MILLION PRIVATE PLACEMENT FINANCING

SAN JOSE, CA, December 21, 2004—Bookham, Inc. ("Bookham") (NASDAQ: BKHM), a leading provider of optical components, modules and subsystems, announced today that it has closed a private placement of $25.5 million of the Company's 7.0% senior unsecured convertible debentures and warrants to purchase common stock. The Company intends to use the net proceeds from the private placement for general corporate purposes, including, among other things, payment of outstanding indebtedness, working capital to support new growth and to fund the company through its current restructuring.

The debentures may be converted into the Company's common stock at the option of the holder prior to the maturity of the debentures on December 20, 2007. The initial conversion price of the debentures is $5.50, which represents a premium of approximately 16% over the closing price of the Company's common stock on December 20, 2004. The debentures also may be converted to common stock by the Company under certain circumstances. The warrants provide holders thereof the right to purchase up to 2,001,963 shares of common stock and are exercisable during the next five years at an initial exercise price of $6.00 per share which represents a premium of approximately 26% over the closing price of the Company's common stock on December 20, 2004. The Company has agreed to file, prior to January 19, 2005, a registration statement relating to the resale of the shares of common stock issuable upon conversion of the debentures and the exercise of the warrants.

Perseus Group, LLC acted as placement agent in this financing. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Bookham is a registered trademark of Bookham Technology plc.

Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words "believe", "plan", "anticipate", "expect", "estimate", "will" and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham's quarterly report on Form 10-Q for the quarter ended October 2, 2004. The forward-looking statements included in this announcement represent Bookham's view as of the date of this release. Bookham anticipates that subsequent events and developments will cause Bookham's views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham's views as of any date subsequent to the date of this announcement.

Contact:

Steve Abely
Chief Financial Officer
 +1 408 919 1500

Joanne Bradbeer
Communications Executive
 +44 (0) 1327 356242

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BOOKHAM ANNOUNCES $25.5 MILLION PRIVATE PLACEMENT FINANCING